Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2023 Fourth Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--May 4, 2023--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth quarter of fiscal 2023 and twelve months ended March 31, 2023.

Fourth quarter highlights

During its fourth fiscal quarter, World Acceptance Corporation continued to focus on credit quality and to utilize the conservative approach to its lending operations implemented in the previous quarter. Management believes that continuing to carefully invest in our best customers and closely monitoring performance will put the Company in a strong position going into the new fiscal year, particularly given the potentially challenging economic environment.

Highlights from the fourth quarter include:

  Net income of $25.6 million
  Diluted net income per share of $4.37
  Significant decrease in accounts 90+ days past due from 4.9% at December 31, 2022 to 3.5% at March 31, 2023
  Gross loans outstanding of $1.39 billion, an 8.7% decrease from same quarter prior year
  Total revenues of $160.8 million, a 4.6% decrease from the same quarter prior year
  Cash flow from operating activities of $285.1 million over the last twelve months, a 4.7% increase over prior year

Portfolio results

Gross loans outstanding were $1.39 billion as of March 31, 2023, an 8.7% decrease from the $1.52 billion of gross loans outstanding as of March 31, 2022. During the most recent quarter, gross loans outstanding decreased sequentially 10.6%, or $164.0 million, from $1.55 billion as of December 31, 2022 compared to a decrease of 5.2%, or $83.3 million, in the comparable quarter of the prior year. During the most recent quarter, we saw a decrease in borrowing from new, former, and refinance customers compared to the same quarter of the prior year due to the tighter underwriting implemented in prior quarters. We also took steps to improve the gross yield to expected loss ratio for all new, former, and refinance customer originations. However, as early performance indicators on new borrowers improved substantially, the Company began to increase new borrower originations toward the end of the third quarter fiscal 2023. We will continue to monitor performance indicators and intend to adjust our underwriting accordingly.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q4 FY 2023	Q4 FY 2022	Q4 FY 2021
New Customers	$25,699,834	$61,003,941	$24,898,496
Former Customers	$62,965,426	$79,531,181	$49,487,552
Refinance Customers	$449,571,142	$516,503,079	$351,573,817

Our customer base decreased by 15.9% during the twelve-month period ended March 31, 2023, compared to an increase of 10.1% for the comparable period ended March 31, 2022. During the quarter ended March 31, 2023, the number of unique borrowers in the portfolio decreased by 7.0% compared to a decrease of 4.6% during the quarter ended March 31, 2022.

As of March 31, 2023, the Company had 1,073 open branches. For branches opened at least twelve months, same store gross loans decreased 2.3% in the twelve-month period ended March 31, 2023, compared to an increase of 40.4% for the twelve-month period ended March 31, 2022. For branches open throughout both periods, the customer base over the twelve-month period ended March 31, 2023 decreased 10.1% compared to an increase of 11.6% for the twelve-month period ended March 31, 2022.

Three-month financial results

Net income for the fourth quarter of fiscal 2023 increased by 39.5% to $25.6 million from $18.4 million for the same quarter of the prior year. Net income per diluted share increased to $4.37 per share in the fourth quarter of fiscal 2023 from $2.97 per share for the same quarter of the prior year. Net income adjusted for the impact of the change in the allowance for credit losses but including the impact of recognized net credit losses was $11.6 million for the current quarter compared to net adjusted income of $19.1 million in the same quarter of the prior year. Adjusted net income per diluted share decreased to $1.97 per share in the fourth quarter of fiscal 2023 from $3.10 per diluted share for the same quarter of the prior year. We believe this provides additional insight into our operations and profitability in periods of substantial growth and provides additional information regarding the expected loss rates due to credit normalization and seasonality. See further discussion on the current quarter provision and impact of current expected credit loss methodology below. See "Non-GAAP financial measures" below.

There were no repurchases of common stock during the fourth quarter of fiscal 2023. The Company repurchased 73,643 shares of its common stock on the open market at an aggregate purchase price of approximately $14.3 million during the first quarter of fiscal 2023. This is in addition to the repurchase of 589,533 shares in fiscal 2022 at an aggregate purchase price of approximately $111.1 million and the repurchase of 1,129,875 shares in fiscal 2021 at an aggregate purchase price of approximately $102.4 million. The Company had approximately 5.8 million common shares outstanding, excluding approximately 461,000 unvested restricted shares, as of March 31, 2023.

Total revenues for the fourth quarter of fiscal 2023 decreased to $160.8 million, a 4.6% decrease from $168.7 million for the same quarter of the prior year. Interest and fee income declined 6.7%, from $130.2 million in the fourth quarter of fiscal 2022 to $121.5 million in the fourth quarter of fiscal 2023. Insurance income increased by 2.7% to $16.0 million in the fourth quarter of fiscal 2023 compared to $15.6 million in the fourth quarter of fiscal 2022. The large loan portfolio increased from 51.8% of the overall portfolio as of March 31, 2022, to 58.1% as of March 31, 2023. This resulted in lower interest and fee yields but higher insurance sales in the most recent quarter, given that the sale of insurance products is limited to large loans in several of the states in which we operate. Interest and insurance yields increased 20 basis points for the quarter ended March 31, 2023 relative to the quarter ended December 31, 2022. Other income increased by 2.3% to $23.3 million in the fourth fiscal quarter of fiscal 2023 compared to $22.8 million in the fourth fiscal quarter of fiscal 2022. Other income increased due to an increase in tax prep income.

On April 1, 2020, the Company replaced its incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. This change in accounting methodology requires us to create a larger provision for credit losses on the day we originate the loan compared to the prior methodology. The provision for credit losses decreased $12.0 million to $45.4 million from $57.4 million when comparing the fourth quarter of fiscal 2023 to the fourth quarter of fiscal 2022. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	FY 2023	FY 2022	Difference	Reconciliation
Beginning Allowance - December 31	$144.5	$133.4	$11.1
Change due to Growth	$(15.3)	$(6.9)	$(8.4)	$(8.4)
Change due to Expected Loss Rate on Performing Loans	$7.8	$1.6	$6.2	$6.2
Change due to 90 day past due	$(11.5)	$6.2	$(17.7)	$(17.7)
Ending Allowance - March 31	$125.5	$134.3	$(8.8)	$(19.9)
Net Charge-offs	$64.4	$56.5	$7.9	$7.9
Provision	$45.4	$57.4	$(12.0)	$(12.0)
Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

The provision benefited from a decrease in the size of the portfolio and a significant decrease in 90 day past due loans. This was offset by changes in expected loss rates on our performing loans. The three most important factors impacting the expected loss rates on performing loans are recent actual loss performance, changes in mix of the portfolio tenure, and a seasonality factor. The table below includes the seasonality factor for each quarter end.

Quarter End	Seasonality Factor
March 31	0.943738
June 30	1.080301
September 30	1.047518
December 31	0.938281

Expected loss rates by tenure bucket also increased due to an increase in the seasonality factor and actual loss rates increasing as credit normalizes.

Net charge-offs for the quarter increased $7.9 million, from $56.5 million in the fourth quarter of fiscal 2022 to $64.4 million in the fourth quarter of fiscal 2023. Net charge-offs as a percentage of average net loan receivables on an annualized basis increased to 23.9% in the fourth quarter of fiscal 2023 from 19.4% in the fourth quarter of fiscal 2022.

Accounts 61 days or more past due decreased to 5.5% on a recency basis at March 31, 2023, compared to 6.9% at March 31, 2022. Total delinquency on a recency basis decreased to 8.9% at March 31, 2023, compared to 10.4% at March 31, 2022. Our allowance for credit losses as a percent of net loans receivable was 12.4% at March 31, 2023, compared to 12.0% at March 31, 2022.

We experienced significant improvement in recency delinquency on accounts at least 90 days past due during the quarter, improving from 4.5% at March 31, 2022 and 4.9% at December 31, 2022 to 3.5% at March 31, 2023. Recency delinquency for accounts 0-89 days past due also improved from 21.1% at March 31, 2022, to 20.5% at December 31. 2022 and to 19.9% at March 31, 2023.

The table below is updated to use the customer tenure-based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. The tables below illustrate the changes in the portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
03/31/2018	$288,592,036	$715,641,123	$1,004,233,159
03/31/2019	$375,272,969	$752,683,977	$1,127,956,946
03/31/2020	$417,601,494	$792,663,099	$1,210,264,593
03/31/2021	$342,202,779	$762,610,487	$1,104,813,266
03/31/2022	$482,248,578	$1,040,695,747	$1,522,944,325
03/31/2023	$348,513,335	$1,041,619,563	$1,390,132,898
Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
03/31/2018	$31,975,352	$28,942,671	$60,918,023
03/31/2019	$86,680,933	$37,042,854	$123,723,787
03/31/2020	$42,328,525	$39,979,122	$82,307,647
03/31/2021	$(75,398,715)	$(30,052,612)	$(105,451,327)
03/31/2022	$137,788,334	$280,342,725	$418,131,059
03/31/2023	$(135,863,032)	$3,051,605	$(132,811,427)

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
03/31/2018	28.7%	71.3%
03/31/2019	33.3%	66.7%
03/31/2020	34.5%	65.5%
03/31/2021	31.0%	69.0%
03/31/2022	31.7%	68.3%
03/31/2023	25.1%	74.9%

General and administrative (“G&A”) expenses decreased $8.3 million, or 10.8%, to $68.6 million in the fourth quarter of fiscal 2023 compared to $76.9 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 45.6% during the fourth quarter of fiscal 2022 to 42.7% during the fourth quarter of fiscal 2023. G&A expenses per average open branch decreased by 1.5% when comparing the fourth quarter of fiscal 2023 to the fourth quarter fiscal 2022.

Personnel expense decreased $0.2 million, or 0.4%, during the fourth quarter of fiscal 2023 as compared to the fourth quarter of fiscal 2022. Salary expense increased approximately $1.3 million, or 4.4%, in the quarter ended March 31, 2023, compared to the quarter ended March 31, 2022. Our headcount as of March 31, 2023 decreased 1.5% compared to March 31, 2022, which offsets a portion of the salary expense increase. Benefit expense increased approximately $0.4 million, or 4.7%, when comparing the quarterly periods ended March 31, 2023 and 2022. Incentive expense decreased $3.5 million, or 28.0%, in the fourth quarter of fiscal 2023 compared to the fourth quarter of fiscal 2022. The decrease in incentive expense is mostly due to a decrease in share-based compensation. Additionally, on July 1, 2022, we increased base wages for our financial service representatives to a minimum of approximately $15 an hour and eliminated the monthly bonus for the same position.

Occupancy and equipment expense decreased $0.5 million, or 3.7%, when comparing the quarterly periods ended March 31, 2023 and 2022. The current year quarter includes $0.1 million in expense related to the merger of branches during the quarter.

Advertising expense decreased $0.8 million, or 35.1%, in the fourth quarter of fiscal 2023 compared to the fourth quarter of fiscal 2022 due to decreased spending on new customer acquisition programs.

Other expense decreased $6.7 million, or 48.9%, in the fourth quarter of fiscal 2023 compared to the fourth quarter of fiscal 2022. The Company adopted Accounting Standards Update (ASU) 2023-02, Investments - Equity Method and Joint Ventures, in the fourth quarter as of April 1, 2022. Prior to the adoption of this ASU, the Company recognized the amortization of its Historic Tax Credit (HTC) investments as a component of other expense. With the adoption of this ASU, the Company will instead recognize the amortization net as a component of income tax expense. As a result, in the fourth quarter, the Company reversed $4.6 million of amortization recognized as a component of other expense during the prior three quarters, and recognized net amortization of $2.1 million as a component of income tax expense.

Interest expense for the quarter ended March 31, 2023 increased by $1.1 million, or 10.3%, from the corresponding quarter of the previous year. Interest expense increased due to a 36.7% increase in the effective interest rate from 6.0% to 8.2%. The average debt outstanding decreased from $728.5 million to $674.5 million when comparing the quarters ended March 31, 2022 and 2023. The Company’s debt to equity ratio decreased to 1.5:1 at March 31, 2023, compared to 1.9:1 at March 31, 2022. As of March 31, 2023, the Company had $595.3 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable. The Company repurchased and canceled $9.1 million of its previously issued bonds for a purchase price of $7.2 million during the quarter. The net paydown of debt during the quarter was $118.6 million.

Other key return ratios for the fourth quarter of fiscal 2023 included a 1.7% return on average assets and a return on average equity of 5.8% (both on a trailing twelve-month basis).

Twelve-month financial results

Net income for the year ended March 31, 2023 decreased $32.7 million to $21.2 million compared to income of $53.9 million for the prior year. This resulted in a net income of $3.60 per diluted share for the year ended March 31, 2023 compared to a net income of $8.47 per diluted share in the prior-year period. Total revenues for fiscal 2023 increased 5.4% to $616.5 million compared to $585.2 million for fiscal year 2022 due to an increase in average net loans outstanding. Annualized net charge-offs as a percent of average net loans increased from 14.2% during fiscal 2022 to 23.7% for fiscal 2023.

Non-GAAP financial measures

From time-to-time the Company uses certain financial measures derived on a basis other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. Such financial measures qualify as “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company may present these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components to understanding and assessing the Company’s financial performance. Such non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are, thus, susceptible to varying calculations, any non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

For the purpose of assessing performance, the Company will adjust earnings to remove the impact of the change in the allowance for credit losses but including the impact of recognized net credit losses. The Company believes this measure improves the compatibility of our results to peer companies who use varying methods to determine their allowance for credit losses under the CECL. The measure also normalizes earnings for the impact of growth, seasonality and periods of volatility in expected loss rates.

This measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP earnings or other income statement data prepared in accordance with GAAP. The following table reconciles GAAP Income before income taxes to adjusted net income:

	Three months ended March 31,	Three months ended March 31,
	2023	2022

Income before income taxes	$34,632,142	$23,239,501

Provision for credit losses	45,412,131	57,439,471
Net charge-offs	(64,398,941)	(56,477,803)
Adjusted income before income taxes	15,645,332	24,201,169
Income tax expense at actual rate	4,067,786	5,058,044
Adjusted net income	$11,577,546	$19,143,125

Weighted average dilutive shares outstanding	5,865,173	6,181,407

Adjusted net income per common share, diluted	$1.97	$3.10

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com/.

Fourth quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=XLrtr8Ys. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2022, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2023	2022	2023	2022
Revenues:
Interest and fee income	$121,468	$130,231	$508,336	$485,667
Insurance and other income, net	39,369	38,425	108,210	99,520
Total revenues	160,837	168,656	616,546	585,187

Expenses:
Provision for credit losses	45,412	57,439	259,463	186,207
General and administrative expenses:
Personnel	46,517	46,697	177,691	183,058
Occupancy and equipment	12,449	12,929	52,107	52,085
Advertising	1,554	2,396	6,096	18,298
Amortization of intangible assets	1,114	1,274	4,467	5,010
Other	6,973	13,638	39,114	41,524
Total general and administrative expenses	68,607	76,934	279,475	299,975

Interest expense	12,185	11,044	50,463	33,425
Total expenses	126,204	145,417	589,401	519,607

Income before income taxes	34,633	23,239	27,145	65,580

Income tax expense	8,990	4,857	5,914	11,660

Net income	$25,643	$18,382	$21,231	$53,920

Net income per common share, diluted	$4.37	$2.97	$3.60	$8.47

Weighted average diluted shares outstanding	5,865	6,181	5,899	6,364

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	March 31, 2023	March 31, 2022	March 31, 2021
ASSETS
Cash and cash equivalents	$16,509	$19,236	$15,746
Gross loans receivable	1,390,016	1,522,789	1,104,746
Less:
Unearned interest, insurance and fees	(376,675)	(403,031)	(279,364)
Allowance for credit losses	(125,553)	(134,243)	(91,722)
Loans receivable, net	887,788	985,515	733,660
Operating lease right-of-use assets, net	81,289	85,631	90,056
Finance lease right-of-use assets, net	—	608	1,014
Property and equipment, net	23,926	24,476	25,326
Deferred income taxes, net	41,722	39,801	24,993
Other assets, net	43,423	35,902	31,422
Goodwill	7,371	7,371	7,371
Intangible assets, net	15,291	19,756	23,538
Assets held for sale	—	—	1,144
Total assets	$1,117,319	$1,218,296	$954,270

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$307,911	$396,973	$405,008
Senior unsecured notes payable, net	287,353	295,394	—
Income taxes payable	2,533	7,384	11,576
Operating lease liability	83,735	87,399	91,133
Finance lease liability	—	80	585
Accounts payable and accrued expenses	50,560	58,042	41,040
Total liabilities	732,092	845,272	549,342

Shareholders' equity	385,227	373,024	404,928
Total liabilities and shareholders' equity	$1,117,319	$1,218,296	$954,270

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED STATISTICS (unaudited and in thousands, except percentages and branches)

	Three months ended March 31,		Twelve months ended March 31,
	2023	2022	2023	2022

Gross loans receivable	$1,390,016	$1,522,789	$1,390,016	$1,522,789
Average gross loans receivable (1)	1,481,111	1,581,619	1,555,655	1,377,740
Net loans receivable (2)	1,013,341	1,119,758	1,013,341	1,119,758
Average net loans receivable (3)	1,079,479	1,164,389	1,133,051	1,014,984

Expenses as a percentage of total revenue:
Provision for credit losses	28.2%	34.1%	42.1%	31.8%
General and administrative	42.7%	45.6%	45.3%	51.3%
Interest expense	7.6%	6.5%	8.2%	5.7%
Operating income as a % of total revenue (4)	29.1%	20.3%	12.6%	16.9%

Loan volume (5)	602,041	736,046	3,078,672	3,267,860

Net charge-offs as percent of average net loans receivable on an annualized basis	23.9%	19.4%	23.7%	14.2%

Return on average assets (trailing 12 months)	1.7%	4.8%	1.7%	4.8%

Return on average equity (trailing 12 months)	5.8%	13.4%	5.8%	13.4%

Branches opened or acquired (merged or closed), net	(11)	(35)	(94)	(38)

Branches open (at period end)	1,073	1,167	1,073	1,167
_______________________________________________________
(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.
(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Executive VP, Chief Financial & Strategy Officer, and Treasurer
(864) 298-9800